EXHIBIT 10.2

Mediware Information Systems, Inc.

2011 Equity Incentive Plan

Non-Qualified Stock Option Award Agreement

The Participant specified below has been granted this Non-Qualified Stock Option (the “Option”) by Mediware Information Systems, Inc., a New York corporation (the “Company”), under the terms of the Mediware Information Systems, Inc. 2011 Equity Incentive Plan (the “Plan”).  The Option shall be subject to the Plan as well as the following terms and conditions (the “Option Agreement”):

Section 1.                      Award.  In accordance with the Plan, the Company hereby grants this Option for the number of Covered Shares set forth in Section 2 to the Participant, subject to the Option Agreement.

Section 2.                      Terms of Option Award.  The following words and phrases relating to the grant of the Option shall have the following meanings:

(a)           The “Participant” is           .

(b)           The “Grant Date” is           .

(c)           The number of “Covered Shares” is          shares of Stock.

(d)           The “Exercise Price” is $          per Covered Share.

Except where the context clearly implies to the contrary, any capitalized term in this Option award shall have the meaning ascribed to that term under the Plan.

Section 3.                      Non-Qualified Stock Option.  The Option is not intended to constitute an “incentive stock option” as that term is used in Code Section 422.

Section 4.                      Vesting.  Subject to the limitations of the Option Agreement, each installment of Covered Shares of the Option (“Installment”) shall become vested and exercisable on and after the “Vesting Event” for such Installment as described in the following schedule (but only if the Participant’s Termination of Service has not occurred before the Vesting Event):

INSTALLMENT	VESTING EVENT APPLICABLE TO INSTALLMENT
% of the Covered Shares

(a)           The Option may be exercised on or after a Termination of Service only as to that portion of Covered Shares for which it was exercisable immediately prior to the Termination of Service, or became exercisable on the date of the Termination of Service.

(b)           Notwithstanding the foregoing provisions of this Section 4, the Option shall become fully and immediately vested (i) upon a Change in Control that occurs on or before the Participant’s Termination of Service or (ii) upon the Participant’s Termination of Service due to Disability or death.

(c)           For purposes of this Option Agreement, the term “Disability” shall mean that a Participant (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering the Company’s employees.

Section 5.                      Expiration.  The Option shall not be exercisable after the Company’s close of business on the last business day that occurs prior to the Expiration Date.  The “Expiration Date” shall be the earliest to occur of:

(a)            the ten-year anniversary of the Grant Date;

(b)           the date upon which a Termination of Service occurs, if the Participant’s employment with, or service to, the Company or any Subsidiary is terminated for Cause;

(c)            the six-month anniversary of the date upon which a Termination of Service occurs, if the Participant’s employment with, or service to, the Company or any Subsidiary is terminated for any reason other than Retirement, Disability, death or Cause; or

(d)           the one-year anniversary of the date upon which a Termination of Service occurs, if the Participant’s employment with, or service to, the Company or any Subsidiary is terminated as a result of Retirement, Disability or death.

(e)            the date on which the Participant violates any confidentiality, non-competition or non-solicitation agreement with the Company or any Subsidiary, as determined in the sole discretion of the Committee.

Section 6.                      Option Exercise.

(a)           Method of Exercise.  Subject to the Option Agreement and the Plan, the Option may be exercised in whole or in part by filing an exercise notice with the Secretary of the Company (or other party established by the Committee) at its corporate headquarters prior to the Company’s close of business on the last business day that occurs prior to the Expiration Date.  The notice requirement may only be satisfied by the method prescribed by the Committee; provided, however, the Committee shall retain the right to limit or expand the method of exercise to any one or more methods with respect to any individual Participant or group or class of Participants.  Such notice shall specify the number of Covered Shares which the Participant elects to purchase, and shall be accompanied by payment of the Exercise Price for such Covered Shares indicated by the Participant’s election.

(b)           Payment of Exercise Price.  Payment may be by cash or, subject to limitations imposed by applicable law, by such means as the Committee from time to time may permit, including, (i) by tendering, either actually or by attestation, Stock acceptable to the Committee, valued at Fair Market Value on the date of exercise; (ii) by irrevocably authorizing a third party, acceptable to the Committee, to sell Stock (or a sufficient portion of the shares) acquired upon exercise of the Option and to remit to the Company a sufficient portion of the sale proceeds to pay the entire Exercise Price; (iii) by personal, certified or cashiers’ check; (iv) by payment through a net exercise such that, without the payment of any funds, the Participant may exercise the Option and receive the net number of Covered Shares equal to (1) the number of Covered Shares as to which the Option is being exercised, multiplied by (2) a fraction, the numerator of which is the Fair Market Value per Covered Share (on such date as is determined by the Company) less the Exercise Price per Covered Share, and the denominator of which is such Fair Market Value per Covered Share (the number of net Covered Shares to be received shall be rounded down to the nearest whole number of Covered Shares); (v) by other property deemed acceptable by the Committee;  or (vi) any combination of the above.  If payment is made pursuant to clauses (i) or (ii) above, the Participant’s election must be made on or prior to the date of exercise of the Option and must be irrevocable.  The Option shall not be exercisable if and to the extent the Company determines that such exercise would violate applicable state or federal securities laws or the rules and regulations of any securities exchange on which the Stock is traded and shall not be exercisable during any blackout period established by the Company from time to time.

Section 7.                      Delivery of Shares.  Delivery of Stock or other amounts under this Option Agreement and the Plan shall be subject to the following:

(a)           Compliance with Applicable Laws.  Notwithstanding any other provision of this Option Agreement or the Plan, the Company shall have no obligation to deliver any Stock or make any other distribution of benefits under this Option Agreement or the Plan unless such delivery or distribution complies with all applicable laws (including, the requirements of the Securities Act), and the applicable requirements of any securities exchange or similar entity.

(b)           Certificates.  To the extent that this Option Agreement and the Plan provide for the issuance of Stock, the issuance may be effected on a non-certificated basis, to the extent not prohibited by applicable law or the applicable rules of any stock exchange.

Section 8.                      Withholding.  The exercise of the Option, and the Company’s obligation to issue shares upon exercise, is subject to withholding of all applicable taxes.  Except as may otherwise provided by the Committee from time-to-time, such withholding obligations may be satisfied:  (i) through cash payment by the Participant; (ii) through the surrender of shares of Stock which the Participant already owns; or (iii) through the surrender of shares of Stock to which the Participant is otherwise entitled under the Plan; provided, however, that except as otherwise specifically provided by the Committee, such shares under clause (iii) may not be used to satisfy more than the Company’s minimum statutory withholding obligation.

Section 9.                      Transferability.  The Option, or a portion thereof, may be transferable or assignable: (i) by will or the laws of descent and distribution; or (ii) pursuant to a qualified domestic relations order, as defined in the Code or Title I of the Employee Retirement Income Security Act of 1974, as amended.  Except as provided in the preceding sentence, the Option may not be assigned, transferred, pledged or hypothecated by the Participant in any way whether by operation of law or otherwise, and shall not be subject to execution, attachment or similar process.  Any attempt at assignment, transfer, pledge or hypothecation, or other disposition of this Option contrary to the provisions hereof, and the levy of any attachment or similar process upon this option, shall be null and void and without effect.

Section 10.                      Heirs and Successors.  The Option Agreement shall be binding upon, and inure to the benefit of, the Company and its successors and assigns, and upon any person acquiring, whether by merger, consolidation, purchase of assets or otherwise, all or substantially all of the Company’s assets and business.  If any rights of the Participant or benefits distributable to the Participant under this Option Agreement have not been exercised or distributed, respectively, at the time of the Participant’s death, such rights shall be exercisable by the Designated Beneficiary, and such benefits shall be distributed to the Designated Beneficiary, in accordance with the provisions of this Option Agreement and the Plan.  The “Designated Beneficiary” shall be the beneficiary or beneficiaries designated by the Participant in a writing filed with the Committee on the Beneficiary Designation Form, or such other form as the Committee may require.  The Beneficiary Designation Form may be amended or revoked from time to time by the Participant.  If a deceased Participant fails to designate a beneficiary, or if the Designated Beneficiary does not survive the Participant, any rights that would have been exercisable by the Participant and any benefits distributable to the Participant shall be exercised by or distributed to the legal representative of the estate of the Participant.  If a deceased Participant designates a beneficiary and the Designated Beneficiary survives the Participant but dies before the Designated Beneficiary’s exercise of all rights under this Option Agreement or before the complete distribution of benefits to the Designated Beneficiary under this Option Agreement, then any rights that would have been exercisable by the Designated Beneficiary shall be exercised by the legal representative of the estate of the Designated Beneficiary, and any benefits distributable to the Designated Beneficiary shall be distributed to the legal representative of the estate of the Designated Beneficiary.

Section 11.                      Administration.  The authority to manage and control the operation and administration of the Option Agreement and the Plan shall be vested in the Committee, and the Committee shall have all powers with respect to the Option Agreement as it has with respect to the Plan. Any interpretation of the Option Agreement or the Plan by the Committee and any decision made by it with respect to the Option Agreement or the Plan are final and binding on all persons.

Section 12.                      Plan Governs.  Notwithstanding anything in the Option Agreement to the contrary, the Option Agreement shall be subject to the terms of the Plan, a copy of which may be obtained by the Participant from the office of the Secretary of the Company; and the Option Agreement are subject to all interpretations, amendments, rules and regulations promulgated by the Committee from time to time pursuant to the Plan.

Section 13.                      Not An Employment Contract.  The Option will not confer on the Participant any right with respect to continuance of employment or other service with the Company, nor will it interfere in any way with any right the Company would otherwise have to terminate or modify the terms of such Participant’s employment or other service at any time.

Section 14.                      No Rights As Shareholder.  The Participant shall not have any rights of a shareholder with respect to the Covered Shares, until a stock certificate has been duly issued following exercise of the Option as provided herein.

Section 15.                      Amendment.  The Option Agreement may be amended in accordance with the provisions of the Plan, and may otherwise be amended by written agreement of the Participant and the Company without the consent of any other person.

Section 16.                      Governing Law.  This Option Agreement, the Plan, and all actions taken in connection herewith shall be governed by and construed in accordance with the laws of the State of New York without reference to principles of conflict of laws, except as superseded by applicable federal law.

Section 17.                      Section 409A Amendment.  The Committee reserves the right (including the right to delegate such right) to unilaterally amend this Option Agreement without the consent of the Participant in order to maintain an exclusion from the application of, or to maintain compliance with, Code Section 409A.  Participant’s acceptance of this Option award constitutes acknowledgement and consent to such rights of the Committee.

Section 18.                      Clawback.  The Option and any amount or benefit received under the Plan shall be subject to potential cancellation, recoupment, rescission, payback or other action in accordance with the terms of any applicable Company clawback policy (the “Policy”) or any applicable law, as may be in effect from time to time.  The Participant hereby acknowledges and consents to the Company’s application, implementation and enforcement of (a) the Policy or any similar policy established by the Company that may apply to the Participant and (b) any provision of applicable law relating to cancellation, rescission, payback or recoupment of compensation, and agrees that the Company may take such actions as may be necessary to effectuate the Policy, any similar policy or applicable law without further consideration or action.

(Signature page to follow)

IN WITNESS WHEREOF, the Company has caused this Option Agreement to be executed in its name and on its behalf, all as of the Grant Date and the Participant acknowledges acceptance of the terms and conditions of this Option Agreement.

Mediware Information Systems, Inc.

By:
Its:

Participant

Name Date

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